Exhibit 8.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
August 11, 2023	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

10X Capital Venture Acquisition Corp. II

1 World Trade Center, 85th Floor

New York, New York 1007

Re: U.S. Federal Income Tax Considerations

To the addressee set forth above,

We have acted as special United States tax counsel to 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (the “Acquiror”), in connection with the Registration Statement on Form S-4 (File No. 333-269342) initially filed with the Securities and Exchange Commission on January 20, 2023, relating to, among other things, the Merger Agreement (as defined below), and as further amended and supplemented through the date hereof (collectively, the “Registration Statement”), and the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 2, 2022, by and among the Acquiror, 10X AA Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), and African Agriculture, Inc., a Delaware corporation (the “Company”), pursuant to which Acquiror will domesticate to become a Delaware corporation pursuant to Section 388 of the Delaware General Corporation Law (the “Domestication”), and, at least one day thereafter, Merger Sub will be merged with and into Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and Company shall be the surviving corporation and a wholly-owned subsidiary of Acquiror. This letter is being delivered in connection with the Registration Statement pursuant to Section 8.03(e) of the Merger Agreement.1

In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Tax Representation Letter of Acquiror, dated as of today delivered to us for purposes of this opinion (the “Tax Representation Letter”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Tax Representation Letter is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Tax Representation Letter or any of the other foregoing documents.

[1]	All capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Registration Statement.

August 11, 2023

For purposes of our opinion, we have assumed, with your permission, that (i) the Domestication described in the Registration Statement will be consummated in the manner described in the Registration Statement and the Merger Agreement, (ii) the statements concerning such transactions set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct, (iii) the representations made by Acquiror pursuant to the Tax Representation Letter are true, complete and correct and will remain true, complete and correct at all times and (iv) any representations made in the Merger Agreement or the Tax Representation Letter to the “knowledge” of or based on the “belief” of Acquiror, or otherwise similarly qualified as being true in all material respects, are true, complete and correct in all respects and will remain true, complete and correct at all times, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Acquiror referred to above, which we have assumed will be true at all times.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that (i) the statements set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as they are statements regarding United States federal income tax law and regulations and legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax considerations (A) for Holders of 10X Securities of the Domestication, and (B) for Holders of Class A ordinary shares of 10X II that elect to have the AFRAG PubCo Common Stock they receive in connection with the Domestication redeemed for cash if the Merger is completed, and (ii) it is our opinion that the Domestication will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

No opinion is expressed as to any matter not discussed herein.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

August 11, 2023

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. Any variation or difference in the facts from those set forth in the Time of Sale Information, the Prospectus or any other documents we reviewed in connection with the transactions referenced in the first paragraph or otherwise relied on by us as described above may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Sincerely,

/s/Latham & Watkins LLP